CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form N-2) of PGIM Private Real Estate Fund, Inc., of our report dated February 21, 2024 relating the financial statements of PPREF/RP East Gate Holdings, LLC and Subsidiary as of December 31, 2023, which are comprised of the consolidated balance sheet as of December 31, 2023 and the related consolidated statements of operations, members’ equity and cash flows for the year then ended, and the related notes to consolidated financial statements and to the reference to us under the heading “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ MN Blum, LLC

Rockville, Maryland

April 25, 2024